Exhibit 99.1

Spirit Airlines Announces Succession Plan

December 13, 2017 - Spirit Airlines (NASDAQ:SAVE) announced today that Ted Christie, Executive Vice President and Chief Financial Officer, will assume the position of President and will join the company's Board of Directors effective on January 1, 2018. In his management role, Christie will have overall responsibility for the finance, revenue, operations, IT and human resources functions of Spirit's business. Christie will become Spirit's Chief Executive Officer on January 1, 2019, succeeding Bob Fornaro.

"Spirit is fortunate to have a talented executive like Ted on hand as its next leader, which allows for a smooth and orderly transition," said Mac Gardner, Spirit Airlines Chairman of the Board. "Over the past two years as CEO, Bob has led a real transformation at Spirit, driving dramatic improvements in operational reliability and in the customer experience while strengthening our executive team. He has also provided nimble, experienced leadership through a volatile competitive environment."

Christie joined Spirit in 2012 as Senior Vice President and Chief Financial Officer, and in 2017 assumed the role of Executive Vice President with the additional responsibility of marketing, pricing, revenue management and scheduling.

"I've known Ted for over 10 years, as a competitor, board member and as a colleague in management. I am confident that the company and our team will respond very favorably to his leadership," said Bob Fornaro, Spirit Airlines President and CEO. "I'm really proud of what the whole Spirit team has accomplished. We've steadily improved our operational reliability and have introduced significant new technology and processes that allow us to run better and improve our guest experience. In 2018, I expect us to continue investing in the operation to further improve reliability and push down costs. We also will focus on concluding a mutually beneficial agreement with our pilots."

"I am appreciative of all the support from Bob and the Board, and am delighted to continue working with the Spirit team," said Christie. "With our improved operations, balanced growth and stable costs, I'm confident we will strengthen our position as the leading ultra low-cost carrier in the Americas."

About Spirit Airlines:
Spirit Airlines (NASDAQ: SAVE) is committed to offering the lowest total price to the places we fly, on average much lower than other airlines. Our customers start with an unbundled, stripped-down Bare Fare™ and get Frill Control™ which allows them to pay only for the options they choose - like bags, seat assignments and refreshments - the things other airlines bake right into their ticket prices. We help people save money and travel more often, create new jobs and stimulate business growth in the communities we serve. With our Fit Fleet™, the youngest fleet of any major U.S. airline, we operate more than 450 daily flights to 60 destinations in the U.S., Latin America and the Caribbean. Come save with us at www.spirit.com.

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